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                                                                   EXHIBIT 10.41

                           CONTINGENT PRICE AGREEMENT

      THIS CONTINGENT PRICE AGREEMENT (this "Agreement") is made as of this 14th day of May 1997, by and between GARGOYLES ACQUISITION CORPORATION II, a Washington corporation ( "Purchaser") and wholly-owned subsidiary of Gargoyles, Inc. ("Guarantor"), on the one hand, and THE PRIVATE EYES SUNGLASS CORPORATION, a Massachusetts corporation ("Seller"), on the other hand.

                                    RECITALS

      A. Seller owns and operates a business that designs, distributes and sells sunglasses and related products (the "Business") from its company headquarters located in Norwell, Massachusetts.

      B. Seller and Purchaser are parties to that certain Asset Purchase and Sale Agreement of even date herewith (the "P&S Agreement") under which Seller has agreed to sell substantially all the assets used in the operation of its Business to Purchaser.

      C. This Agreement is delivered in connection with the P&S Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the P&S Agreement.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the premises and the mutual agreements of the parties set forth herein, the parties hereto hereby agree as follows:

      1. Definitions. The following capitalized terms used herein shall have the meanings ascribed to them below:

            "Equitably Adjusted" means an adjustment to Gross Margin, Net Sales and/or the Contingent Price which may be agreed between Seller and Purchaser as required under the circumstances.

            "Force Majeure" means any failure to perform an obligation due to causes beyond the obligor's control, including but not limited to, work stoppages, fire, civil disobedience, embargo, war, riots, rebellions, earthquakes, strikes, floods, water and the elements, acts of God or similar occurrences.

            "Gross Margin" means a fraction, the numerator of which is Net Sales less cost of sales, including direct costs of the Products, cases, direct labor, if any, and an allocation of spoilage and reserve consistent with the treatment by


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Gargoyles, Inc. and its subsidiaries, which shall be no greater than such spoilage and reserve maintained by Seller during its 1996 fiscal year, and the denominator of which is Net Sales.

            "Net Sales" means the actual invoice price for Products less trade and cash discounts, sales or similar transaction taxes, if any, freight charges if not separately invoiced, and returns and allowances.

            "Products" means sunglasses, eyewear, accessories and related products sold in connection with the operation of the Business. If as a result of a corporate reorganization by Guarantor the product lines currently sold from the Business, including but not limited to, the Ellen Tracy, Emmanuelle Khahn and Private Eyes product lines, are transferred to Guarantor or to another one of its subsidiaries, the products in such product lines shall be deemed to be products sold in connection with the operation of the Business for purposes of this Agreement.

      2.    Contingent Payments.

            2.1 Net Sales Before September 30, 1997. If the combined Net Sales of Product by Seller or Purchaser in the Business from October 1, 1996 through September 30, 1997 are at least 8.8 Million Dollars and the Gross Margin for the Product is not less than the Gross Margin for Seller's Product in Seller's fiscal year ended September 30, 1996, then Purchaser shall pay to Seller the sum of Five Hundred Thousand Dollars ($500,000).

            2.2 Net Sales in Annual Year 1997. If the combined Net Sales of Product by Seller and Purchaser from the Business from January 1 to December 31, 1997 are at least 9.5 Million Dollars and the Gross Margin for the Product is not less than the Gross Margin for Seller's Product in Seller's fiscal year ended September 30, 1996, then Purchaser shall pay to Seller the sum of Five Hundred Thousand Dollars ($500,000).

            2.3 Net Sales in Annual Year 1998. If the Net Sales of Product by Seller and Purchaser from the Business from January 1 to December 31, 1998 are at least 11.9 Million Dollars and the Gross Margin for the Product is not less than the Gross Margin for Seller's product in Seller's fiscal year ended September 30, 1996, then Purchaser shall pay to Seller the sum of Five Hundred Thousand Dollars ($500,000).

            2.4 Net Sales in Annual Year 1999. If the Net Sales of Product by Seller and Purchaser from the Business from January 1 to December 31, 1999 are at least 14.9 Million Dollars and the Gross Margin for the Product is not less than the Gross Margin for Seller's product in Seller's fiscal year ended September 30, 1996, then Purchaser shall pay to Seller the sum of Five Hundred Thousand Dollars ($500,000).


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All payments to be made by Purchaser under this Section 2 shall be referred to herein as the "Contingent Payments", and the Net Income and Gross Margin targets described in this Section 2 shall be referred to herein as the "Goals".

      3. Time and Manner of Payment. Contingent Payments shall be calculated within forty-five (45) days after the end of any period for which Contingent Payments may be payable. Contingent Payments shall be made by Purchaser to Seller within 10 days of calculation of the Net Sales and Gross Margin for any applicable period and shall be sent by wire transfer to an account to be specified by Seller. If Purchaser fails to make Contingent Payments when due, delinquent amounts shall bear interest at the Massachusetts statutory default rate of interest per annum from the date of default until such default is cured. Breach of Purchaser's obligation to make any Contingent Payments when due shall be deemed a material breach hereunder, and Seller may submit the matter to arbitration pursuant to the terms of Section ___ of the P&S Agreement.

      4. Acceleration of Payments. Any Contingent Payments due but not yet paid or not yet due and payable under the terms of this Agreement shall be fully accelerated and shall be due and payable in full upon the occurrence of any of the following events:

            (a)   If substantially all the assets of Purchaser are sold;

            (b) If the Business of Purchaser existing as of the closing of the P&S Agreement, including sales of Products, whether sold by Purchaser or by Guarantor or one of its subsidiaries, is terminated; or

            (c) The employment of Patricia Lynch and/or Richard W. Hammel, Sr. is terminated without cause prior to December 31, 1999.

      5. Equitable Adjustment. There shall be an Equitable Adjustment upon the occurrence of any of the following events:

            (a) If the Emmanuelle Khanh License Agreement is terminated without the fault of Richard W. Hammel, Sr. and/or Patricia Lynch; or

            (b) If Purchaser, Guarantor, or Ellen Tracy, Inc., is unable to perform an obligation under this Agreement due to an event of Force Majeure existing for a period in excess of thirty (30) days or periods that cummulatively exceed thirty (30) days.


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      6.    Covenants of Purchaser.

            6.1 Support. Purchaser will maintain operating funds at levels that permit the operation of the Business in the normal course, and Purchaser will provide budgetary support reasonably required to meet the Goals, including without limitation adequate personnel, facilities and equipment.

            6.2 Comply with Licenses. Purchaser will comply with the terms of the Ellen Tracy License Agreement and the Emmanuelle Khanh License Agreement and such other material agreements reasonably required to achieve the Goals.

      7. Guaranty. Guarantor hereby unconditionally guarantees as a primary obligation the full satisfaction of all obligations of Purchaser hereunder, including, without limitation, the prompt and timely payment of any and all amounts and any and all losses, costs, damages, claims and expenses which, by virtue of this Agreement may become recoverable by Seller.

      8. Amendment and Modification. This Agreement may be amended, modified and supplemented or any provision waived only by written agreement, executed by Seller and Purchaser.

      9. Governing Law. This Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts as to all matters, including but not limited to matters of validity, construction, effect and performance.

      10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Contingent Price Agreement as of the date first written above.

GARGOYLES ACQUISITION CORPORATION II,
a Washington corporation

     /s/ STEVEN R. KINGMA
By______________________________________
   Steven R. Kingma, VP and CFO

GARGOYLES, INC.,
a Washington corporation

    /s/  STEVEN R. KINGMA
By______________________________________
   Steven R. Kingma, VP and CFO
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THE PRIVATE EYES SUNGLASS CORPORATION,
a Massachusetts corporation

     /s/  RICHARD W. HAMMEL, SR.
By______________________________________
    Richard W. Hammel, Sr., President


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